Exhibit 99.6

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, I hereby consent to being named in the proxy statement/prospectus on Form S-4 of Worldwide Webb Acquisition Corp. (the “Proxy Statement/Prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended or supplemented from time to time, as a nominee to the board of directors of Aeries Technology, Inc. (as defined in the Proxy Statement/Prospectus). I also consent to the filing of this consent as an exhibit to such Proxy Statement/Prospectus and any amendments or supplements thereto.

/s/ Biswajit Kamal Dasgupta
Name: Biswajit Kamal Dasgupta
Date: April 30, 2023